Exhibit 99.2
Intuitive Surgical, Inc. Unaudited Preliminary Q414 and FY14 Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013	Change	December 31, 2014	December 31, 2013	Change
Revenue ($Millions)
Instruments and Accessories	$280.7	$268.2	5%	$1,070.2	$1,032.9	4%
Systems	214.0	204.6	5%	632.5	834.9	(24)%
Services	110.0	103.4	6%	429.0	397.3	8%
Total GAAP Revenue	$604.7	$576.2	5%	$2,131.7	$2,265.1	(6)%
da Vinci Xi trade-out offers	(3.9)	—	100%	—	—	—
Total Non-GAAP Revenue	$600.8	$576.2	4%	$2,131.7	$2,265.1	(6)%

System Unit Shipments by Geography
United States	71	72	(1)%	238	342	(30)%
Europe	39	28	39%	97	82	18%
Japan	6	21	(71)%	37	79	(53)%
Other Markets	21	17	24%	59	43	37%
Total Systems	137	138	(1)%	431	546	(21)%

System Unit Shipments by Model
S Systems	—	—	—%	10	6	67%
Si-e Systems	4	21	(81)%	29	30	(3)%
Single Console Si Systems	27	79	(66)%	143	365	(61)%
Dual Console Si Systems	9	38	(76)%	43	145	(70)%
Single Console Xi Systems	72	—	100%	157	—	100%
Dual Console Xi Systems	25	—	100%	49	—	100%
Total Systems*	137	138	(1)%	431	546	(21)%
* Systems Shipped on Operating Leases (Included above in Total Systems)	5	—	100%	14	—	100%

Other Metrics
System Average Selling Price ($Millions)	$1.55	$1.46	6%	$1.50	$1.52	(1)%
Inst & Accy Revenue/Procedure ($Thousands)	$1.83	$1.93	(5)%	$1.88	$1.98	(5)%
System Trade-In's	44	44	—%	128	155	(17)%
System Installed Base	3,267	2,965	10%	3,267	2,965	10%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2014	2013	2012	2014	2013
United States
Gynecology	235	240	222	(2)%	8%
Urology	91	85	88	7%	(3)%
General Surgery	107	81	42	32%	93%
Other	16	16	15	—%	7%
Total United States	449	422	367	6%	15%
Total International	121	101	83	20%	22%
Total Worldwide	570	523	450	9%	16%

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary Q4 and full year 2014 revenue data and metrics, and other related subjects. The unaudited preliminary results are prior to the completion of Intuitive Surgical's final closing procedures and the independent audit and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the SEC for a further discussion of these risks and uncertainties.